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OMB Number: 3235-0287
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Tice, Gary L.		F.N.B. Corporation (FBAN)					###-##-####
	2150 Goodlette Road North	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			01/20/2003
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Naples, FL 34102 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				President & Chief Executive Officer

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

1 of 2

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON													69658.809		D

	COMMON													6654.000		D

	COMMON													5700.000		D

	COMMON													670.871		I		BY WIFE

	COMMON													149.000		D		JOINT WITH WIFE

	COMMON													4886.000		D		JOINT WITH MOTHER

	COMMON													1623.231 (1)		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	STOCK OPTIONS (GRANTED 11/15/1993)		8.73		(2)

	STOCK OPTIONS (GRANTED 01/18/1998)		27.28		(2)

	STOCK OPTIONS (GRANTED 01/24/1999)		21.03		(2)

	STOCK OPTIONS (GRANTED 04/29/1999)		19.80		(2)

	STOCK OPTIONS (GRANTED 01/23/2000)		20.22		(2)

	STOCK OPTIONS (GRANTED 01/23/2000)		20.22		(2)

	STOCK OPTIONS (GRANTED 01/22/2001)		20.66		(2)

	STOCK OPTIONS (GRANTED 01/22/2001)		20.66		(2)

	STOCK OPTIONS (GRANTED 01/20/2002)		25.62		(2)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	(3)	11/15/2003		COMMON STOCK	4567				4567		D

	IMMED	01/18/2008		COMMON STOCK	41471				41471		D

	(4)	01/24/2009		COMMON STOCK	42014				42014		D

	04/30/2000	04/29/2009		COMMON STOCK	408				408		D

	(4)	01/23/2010		COMMON STOCK	44757				44757		D

	01/24/2001	01/23/2010		COMMON STOCK	1334				1334		D

	(4)	01/22/2011		COMMON STOCK	77915				77915		D

	01/23/2002	01/22/2011		COMMON STOCK	1472				1472		D

	(4)	01/20/2012		COMMON STOCK	58550				58550		D

Explanation of Responses:

(1) Award of stock pursuant to the F.N.B. Corporation Restricted Stock and Incentive Bonus Plan. Vests 20% each year over a 5 year period.

(2) No activity since date of last report; included solely to represent current beneficial ownership.

(3) Options vest 10% on grant date and an additional 10% as of each successive anniversary of grant date until fully vested.

(4) Options vest over a five year period, 20% each year on anniversary of grant date.

**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

OMB APPROVAL
OMB Number: 3235-0287
Expires: January 31, 2005
Estimated average burden hours per response...0.5

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

1.	Name and Address of Reporting Person* (Last, First, Middle)	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Tice, Gary L.		F.N.B. Corporation (FBAN)					###-##-####
	2150 Goodlette Road North	4.	Statement for (Month/Day/Year)				5.	If Amendment, Date of Original (Month/Day/Year)
			01/20/2003
	(Street)	6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Naples, FL 34102 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form filed by One Reporting Person
			☒	Officer (give title below)				☐ Form filed by More than One Reporting Person
			☐	Other (specify below)
				President & Chief Executive Officer

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

2 of 2

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2a.	Deemed Execution Date, if any. (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transactions(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

	COMMON													3812.359 (1)		I		BY TRUST (DEFERRED PLAN)

	COMMON													8871.0577 (2)		D

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3a.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	STOCK OPTIONS (GRANTED 01/20/2002)		25.62		(3)

	STOCK OPTIONS (GRANTED 01/20/2003)		27.22		01/20/2003				A			59699

	STOCK OPTIONS (GRANTED 01/20/2003)		27.22		01/20/2003				A			2190

	COMMON STOCK EQUIVALENT (5)

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	01/21/2003	01/20/2012		COMMON STOCK	1269				1269		D

	(4)	01/20/2013		COMMON STOCK	59699				59699		D

	01/21/2004	01/20/2013		COMMON STOCK	2190				2190		D

	(6)			COMMON STOCK	2952				2952		I		INTEREST IN PLAN

Explanation of Responses:

(1) Shares held in trust and deferred under the F.N.B. Corporation Directors' Compensation Plan.

(2) Shares held in KSOP. Reporting person votes these shares.

(3) No activity since date of last report; included solely to represent current beneficial ownership.

(4) Options vest over a five year period, 20% each year on anniversary of grant date.

(5) Represents credit under supplemental retirement plan for employer matching contributions which reporting person was prevented from receiving under exempt 401(k) Plan.

(6) Upon entitlement to amounts under 401(k) Plan.

/s/ Gary L. Tice	01/23/2003
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.